Exhibit 99.1

February 1, 2021

COMPANY CONTACT:
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Corp. Declares Quarterly Dividend Program for 2022

CLAYTON, Mo. (February 1, 2022) – FutureFuel Corp. (NYSE: FF) ("FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it has declared its 2022 quarterly dividend program, declaring normal quarterly dividends of U.S. $0.06 per share, with the following record and payment dates:

Record Dates	Payment Dates
March 1, 2022	March 15, 2022
June 1, 2022	June 15, 2022
September 1, 2022	September 15, 2022
December 1, 2022	December 15, 2022

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”) as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel’s custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

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